UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): June 8, 2012

YONGYE INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

Nevada	001-34444	20-8051010

(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6th Floor, Suite 608, Xue Yuan International Tower,
No. 1 Zhichun Road, Haidian District, Beijing, PRC

(Address Of Principal Executive Offices) (Zip Code)

+86 10 8232 8866
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 8, 2012, the holder of all of the shares of the Company’s Series A Converitble Preferred Stock (the “Preferred Shares”) reappointed Mr. Homer Sun as a director of the Company. Mr. Sun was appointed to the Board of Directors pursuant to the terms of the Securities Purchase Agreement by the holders of all outstanding Preferred Shares in accordance with the terms of the Certificate of Designation relating thereto dated June 8, 2011. Should Mr. Sun cease to be a director of the Company, so long as 1,420,455 or more Preferred Shares are outstanding at such time, the holders of at least a majority of the outstanding Preferred Shares are similarly entitled to appoint one director to the Company’s board of directors. Mr. Sun serves as a member of the Company’s Nominating and Corporate Governance Committee.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 8, 2012, the Company held the Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”). At the Annual Meeting, the shareholders reelected each of the following nominees to the board of directors of the Company for a one-year term: Zishen Wu, Nan Xu, Xiaochuan Guo, Sean Shao, Xindan Li and Rijun Zhang. Additionally, the shareholders ratified the appointment of KPMG as the Company’s independent auditors for the fiscal year ending December 31, 2012.

The voting at the Annual Meeting was as follows:

1. Election of Directors

Nominee	For	Withheld	Broker Non- Votes
Zishen Wu	22,843,524	893,604	19,082,460
Nan Xu	23,505,642	231,486	19,082,460
Xiaochuan Guo	23,510,766	226,362	19,082,460
Sean Shao	23,500,871	236,257	19,082,460
Xindan Li	23,510,766	226,362	19,082,460
Rijun Zhang	23,509,449	227,679	19,082,460

2. Ratification of KPMG as the Company’s Independent Auditors

For	Against	Abstain	Broker Non-Votes
42,404,159	269,265	146,164	-

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YONGYE INTERNATIONAL, INC.

/s/ Sam Yu
Name:	Sam Yu
Title:	Chief Financial Officer

Dated: June 11, 2012

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